=EXHIBIT 107
=
Calculation of Filing Fee Table
Form S-3
(Form Type)

OptiNose, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered (2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(5)
Equity	Common Stock, par value $0.001 per share	457(o)	(3)	(4)	–––	0.0001102	–––
Equity	Preferred Stock, par value $0.001 per share	457(o)	(3)	(4)	–––	0.0001102	–––
Other	Warrants	457(o)	(3)	(4)	–––	0.0001102	–––
Debt	Debt Securities	457(o)	(3)	(4)	–––	0.0001102	–––
Other	Units	457(o)	(3)	(4)	–––	0.0001102	–––
Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	(3)	(4)	$200,000,000 (3)	0.0001102	$22,040
Total Offering Amount					$200,000,000 (3)		$22,040
Total Fees Previously Paid							–––
Total Fee Offsets							–––
Net Fee Due							$22,040
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(1) The securities covered by this registration statement to be sold by OptiNose, Inc., or the Registrant, may be sold separately or in any combination with other securities registered under this registration statement.
(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.
(3) The securities being registered consist of such indeterminate number of shares of common stock and preferred stock, such indeterminate number of warrants to purchase common stock, preferred stock or debt securities, such indeterminate number of units, and such indeterminate principal amount of debt securities, as may be determined from time to time at indeterminate prices. The securities being registered also include such indeterminate number of shares of common stock and preferred stock and such indeterminate principal amount of debt securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants or pursuant to the anti-dilution provisions of any such securities. In no event will the aggregate maximum offering price of all securities being registered pursuant to this registration statement exceed $200,000,000, or, if any debt securities are issued at an original issue discount, such greater amount as will result in an aggregate initial offering price of $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder.
(4) The proposed maximum offering price per security and the proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.
(5) Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.